Exhibit 5.1

November 10, 2004

Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045

Fiserv, Inc.
Registration Statement on Form S-8

Dear Sirs:

        I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (“Fiserv”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933 (the “Act”), relating to the proposed issuance of up to 2,000,000 shares of its Common Stock, $.01 par value (the “Shares”), and related Preferred Stock Purchase Rights (the “Rights”) pursuant to the Fiserv, Inc. Employee Stock Purchase Plan, Australian Employee Stock Purchase Plan, Canadian Employee Stock Purchase Plan, Singapore Employee Stock Purchase Plan and The Fiserv Group Savings-Related Share Option Plan (collectively, the “Plans”).

        In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation, as amended, and By-Laws, as amended and restated, of Fiserv.

        Based upon the foregoing, I am of the opinion that:

        1.        The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

        2.        The Shares, when issued by Fiserv pursuant to the terms and conditions of the Plans, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, subject to Section 180.0622(b) of the Wisconsin Business Corporate Law.

        3.        The Rights, when issued pursuant to the terms of Fiserv’s Shareholder Rights Agreement, will be validly issued.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under “Legal Matters” in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles W. Sprague

Charles W. Sprague
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary